EXHIBIT 10.13

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated December [●], 2016 (the “Effective Date”), by and between KGH Intermediate Holdco II, LLC (“KGH”), Keane Group, Inc. (“Keane”) and Paul Debonis (the “Executive”) (each a “Party” and together, the “Parties”). As of the Effective Date, all references in this Agreement to the “Company” shall be deemed to be references to KGH, and following the date of an initial public offering by Keane (such date, the “IPO Date”), if any, shall be deemed to be references to Keane.

WHEREAS, the Executive is currently employed by KGH pursuant to a Second Amended and Restated Employment Agreement entered into between the Executive and KGH, dated as of March 14, 2016 (the “Prior Employment Agreement”); and

WHEREAS, the Parties desire to amend and restate the Prior Employment Agreement in its entirety as set forth herein and supersede the Prior Employment Agreement effective on the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises and conditions herein set forth, the Parties agree as follows:

1. Employment and Acceptance. The Company shall continue to employ the Executive, and the Executive shall accept such employment, subject to the terms of this Agreement, on the Effective Date.

2. Assignment. Effective as of the IPO Date, if any, (a) KGH assigns and transfers to Keane, and Keane assumes and agrees to be bound by and perform, all of KGH’s rights and obligations under this Agreement, and (b) the Executive recognizes Keane as the successor-in-interest of KGH under this Agreement.

3. Term. Subject to earlier termination pursuant to Section 6 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until March 16, 2019 (the “Initial Term”) and shall renew for one (1) year intervals thereafter (each, an “Extended Term”) unless either Party shall have given written notice to the other at least ninety (90) days prior to the end of the Initial Term or an Extended Term that it does not wish to extend the Term (such notice, the “Non-Renewal Notice”). As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Executive’s employment terminates in accordance with this Section 3 or Section 6. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the date of termination, Base Salary (as defined below), Bonus (as defined below) and other unaccrued benefits shall terminate except as may be provided for in Section 6 below.

4. Duties, Title and Location.

4.1 Title. The Company shall employ the Executive to render exclusive and full-time services to the Company; provided, that the Executive may, and it shall not be considered a violation of this Agreement for the Executive to: (a) engage in or serve such professional, civic, trade association, charitable, community, educational, religious or similar types of organizations or speaking engagements, as the Executive may select; (b) subject to the prior approval of the Board of the Company (the “Board”), serve on the boards of directors or advisory committees of any entities, or engage in other business activities; and (c) attend to the Executive’s personal matters and/or the Executive’s and/or his family’s personal finances, investments and business affairs, so long as such service or activities described in clauses (a), (b) and (c) immediately preceding do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. The Executive shall serve in the capacity of Chief Operating Officer (“COO”) and shall report to the Chief Executive Officer of the Company (“CEO”).

4.2 Duties. The Executive shall supervise and be responsible for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the CEO or the Board, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time.

4.3 Location. The Executive shall be based in the Company headquarters in Denver, Colorado, provided however, that the Executive shall be expected to travel to other locations in the performance of his duties.

5. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive with the following during the Term:

5.1 Base Salary. The Company will pay to the Executive an annual base salary of $300,000 in accordance with the general payroll practices of the Company (“Base Salary”), subject to the across-the-board payroll reduction approved by the Compensation Committee of the Board (the “Compensation Committee”) on March 4, 2015 (the “Payroll Reduction Initiative”). If and when the Payroll Reduction Initiative is rescinded by the Compensation Committee or the Board during the Term, the Executive’s Base Salary shall prospectively increase to $350,000 effective on the effective date of the rescission of the Payroll Reduction Initiative (the “Rescission Date”).

5.2 Retention Payment. With respect to each full calendar month during the Term, following the Effective Date through the month prior to the month in which the Recession Date occurs, the Company will pay to the Executive, in arrears, a cash retention payment in the amount of $3,333.33 (each, a “Retention Payment”).

5.3 Bonuses.

(a) Annual Bonus. The Executive shall be eligible to receive an annual bonus (the “Bonus”) targeted at one hundred percent (100%) of annual Base Salary (the “Target Bonus”), based on the achievement of specific annual performance criteria established by the Compensation Committee each year. Any Bonus awarded prior to the IPO Date will not be subject to any cap and may exceed the Target Bonus, based on the achievement of stretch goals to be determined by the Compensation Committee. Any Bonus awarded following the IPO Date will be subject to the terms of the Keane Group, Inc. Executive Incentive Bonus Plan. The Bonus, if any, shall be payable as soon as practicable following the completion of the Company’s audited financial statements for the year in which such Bonus is earned but no later than May 1 of the year following the year the Bonus is earned. Subject to the provisions of Section 6 hereof, the Bonus shall be payable only if the Executive is employed by the Company on the date the Bonus is paid. Notwithstanding anything herein to the contrary, the Bonus shall not include for any purpose under this Agreement (including for any purpose under Section 6) any amounts paid or that may become payable to the Executive under the terms of the Keane Value Creation Plan (the “Value Creation Plan”). Notwithstanding anything herein to the contrary, in the event that the IPO Date occurs prior to May 1, 2017, fifty percent (50%) of the Executive’s Target Bonus for fiscal year 2016 shall accelerate and be paid to the Executive upon the consummation of the IPO, and fifty percent (50%) of the Executive’s Target Bonus for fiscal year 2016 shall be subject to actual performance. In the event that the IPO Date does not occur prior to May 1, 2017, subject to the provisions of this Section 5.3(a), any Bonus for fiscal year 2016 shall be paid to the Executive on such date based on actual performance.

(b) Long Term Incentive Awards. The Executive shall be entitled to continue to participate in a long-term incentive plan (the “Incentive Plan”) subject to the terms of the Incentive Plan and applicable award agreements between the Executive and the Company.

(c) Retention Bonuses. Subject to the IPO Date occurring on or prior to December 31, 2017, the Executive shall be entitled to receive two retention bonus payments, each in the amount of six hundred fifty-eight thousand five hundred sixty-nine dollars ($658,569) (each, a “Retention Bonus”). The Retention Bonuses shall be paid on the earlier of: (i) (x) with respect to the payment of the first Retention Bonus, January 1, 2018 and (y) with respect to the payment of the second Retention Bonus, January 1, 2019, and (ii) the consummation of a Change in Control (as defined under the Keane Group, Inc. Equity and Incentive Award Plan). Subject to the provisions of Section 6 hereof, each Retention Bonus shall be paid only if the Executive is employed by the Company and has remained in continued compliance with Section 7 hereof through the date the Retention Bonus is paid.

5.4 Participation in Employee Benefit Plans. During the Term, the Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans and perquisite programs of the Company which are available to other senior executives of the Company on the same terms as such other senior executives, including paid time-off which shall accrue and may be used in accordance with the Company’s policy as in effect from time to time. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other senior executives of the Company.

5.5 Value Creation Awards. The Executive shall be entitled to continue to participate in the Value Creation Plan and shall be entitled to receive Incentive Payments (as defined in the Value Creation Plan) in the amounts set forth on Appendix A to the Value Creation Plan as of the Effective Date.

5.6 Expense Reimbursement.

(a) The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(b) If Executive and the Company agree that Executive will be relocated, Executive shall be entitled to receive reimbursement for relocation costs in connection with the Executive’s relocation, in accordance with the Company’s relocation policy in effect at the time of such relocation.

6. Termination of Employment. Except as specifically otherwise provided in this Section 6, if the Executive’s employment with the Company is terminated for any reason, the Company shall no longer be obligated to pay to the Executive any compensation or benefits that would have otherwise been provided pursuant to this Agreement.

6.1 By the Company for Cause, by the Executive for any Reason, Non-Renewal by either Party, or Due to Executive’s Death or Disability. If, during the Term: (i) the Company terminates the Executive’s employment with the Company for Cause (as defined below) upon written notice from the Board; (ii) the Executive voluntarily terminates employment for any reason in accordance with Section 6.3; (iii) subject to Section 6.4, the Executive’s employment terminates due to either Party giving the other Party the Non-Renewal Notice; or (iv) the Executive’s employment terminates due to the Executive’s death or Disability, the Executive shall be entitled to receive the following:

(a) the Executive’s accrued but unpaid Base Salary to the date of termination in accordance with Section 5.1 above;

(b) any employee benefits that the Executive is entitled to receive pursuant to any employee benefit plan or program of the Company (other than any severance plans) in accordance with the terms of such employee benefit plan or program;

(c) any accrued but unpaid paid time-off to be paid in accordance with applicable Company policy;

(d) other than following a termination by the Company for Cause, the unpaid portion of the Bonus, if any, relating to any year prior to the fiscal year of the Executive’s termination, payable in accordance with Section 5.3 above;

(e) other than following a termination by the Company for Cause, the unpaid Retention Payment, if any, relating to any month prior to the month in which the Executive’s termination occurs, payable in accordance with Section 5.2 above; and

(f) expenses reimbursable under Section 5.6 above incurred but not yet reimbursed to the Executive to the date of termination (collectively, the “Accrued Benefits”).

For the purposes of this Agreement, “Cause” means: (a) the Executive’s indictment for, conviction of, or plea of no contest to a felony or any crime involving dishonesty or theft; (b) the Executive’s conduct in connection with the Executive’s employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (c) the Executive’s willful misconduct; (d) the Executive’s contravention of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the Board; (e) the Executive’s material breach of the Executive’s obligations under this Agreement, including, but not limited to breach of the Executive’s restrictive covenants set forth in Section 7 hereof; (f) any acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; or (g) the Executive’s failure to comply with a material policy of the Company, its subsidiaries or affiliates; provided however, that none of the events described in clauses (d), (e) or (g) of this sentence shall constitute Cause unless and until (x) the Board reasonably determines in good faith that a Cause event has occurred, (y) the Board notifies the Executive in writing describing in reasonable detail the event which constitutes Cause within five (5) days of its occurrence, and (z) if the grounds for Cause are reasonably curable, the Executive fails to cure such event within five (5) days after the Executive’s receipt of such written notice. For purposes of clause (c) of the prior sentence, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the Executive’s action or omission was in the best interests of the Company. The Board shall make all determinations related to Cause.

For purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) days in any one (1) year period.

6.2 By the Company Without Cause. If during the Term, the Company terminates the Executive’s employment without Cause (which may be done at any time without prior notice), the Executive will be entitled to the Accrued Benefits, and, beginning on the sixtieth (60th) day after such termination of employment, but only if prior to such date the Executive has executed and not revoked within the revocation period a valid release agreement in a form reasonably acceptable to the Company, the Executive shall also be entitled to (a) severance payments equal in the aggregate to two (2) years of the Executive’s Base Salary on the date of such termination, payable over two (2) years following such termination of employment in equal monthly installments, and (b) subject to the IPO Date occurring on or prior to December 31, 2017, each unpaid Retention Bonus, payable upon the later of (i) the date such Retention Bonus otherwise would have been payable under Section 5.3(c) hereof and (ii) the sixtieth (60th) day after such termination of employment. Payments that would otherwise have been owed to the Executive prior to the sixtieth (60th) day after termination of employment shall be made to the Executive on the sixtieth (60th) day after such termination of employment.

The Company shall have no obligation to provide the benefits set forth above, other than the Accrued Benefits, in the event that the Executive breaches any of the provisions of Section 7.

6.3 Resignation By Executive. The Executive may voluntarily terminate his employment with the Company, for any reason, upon sixty (60) days prior written notice. Upon notice of such termination from the Executive, the Company may (i) require the Executive to continue to perform Executive’s duties hereunder on the Company’s behalf during such notice period, (ii) limit or impose reasonable restrictions on the Executive’s activities during such notice period as it deems necessary or (iii) accept the Executive’s notice of termination as the Executive’s resignation from the Company at any time during such notice period. If the Company at any time during the notice period chooses to accept the Executive’s notice of termination as the Executive’s resignation from the Company, then the date of termination shall be the effective date on which such resignation is accepted, and the Company will not be obligated to pay the Executive any compensation or benefits for any period beyond the date of termination other than the Accrued Benefits or as required by law.

6.4 Non-Renewal Notice Period. During any period following the delivery of a Non-Renewal Notice by either Party, the Company, in its sole discretion, may modify the Executive’s authorities, duties and/or roles during such period without such action constituting a violation of this Agreement. Without limiting the foregoing, the Company may pay to the Executive the portion of the Base Salary and any other compensation to which the Executive would otherwise be entitled to receive during any such period and immediately terminate the Executive’s employment in lieu of thereof.

6.5 Continued Employment Beyond the Expiration of the Term. Unless the Parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and the Executive’s employment may thereafter be terminated at will by either the Executive or the Company; provided, that the provisions of Sections 7 and 8 of this Agreement shall survive any termination of this Agreement or the termination of the Executive’s employment hereunder.

6.6 Removal from any Boards and Position. If the Executive’s employment terminates for any reason, the Executive shall be deemed to resign (i) if a member, from the Board or board of managers (or other governing board) of any of the Keane Companies (as defined below) or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with any of the Keane Companies.

For purposes of this Agreement, “Keane Companies” means the Company and all of its subsidiaries, successors and assigns.

7. Restrictions and Obligations of the Executive.

7.1 Confidentiality.

(a) During the course of the Executive’s employment by the Company and its predecessors (prior to and during the Term), the Executive has had and will have access to certain trade secrets and confidential information relating to the Company and affiliates (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their drilling and hydraulic fracturing services and other businesses. The Protected

Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, during the period the Executive is employed by the Company or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive’s employment with, and for the benefit of, the Protected Parties, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of any of the Keane Companies or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that becomes generally known to the public or trade without his violation of this Section 7.1(a) or (iv) to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 7.1(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 7.4 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of any of the Keane Companies, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Keane Companies.

(c) It is understood that while employed by the Company, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will assist any of the Keane Companies during the period of the Executive’s employment by the Company and thereafter (but subject to reasonable notice and taking into account the Executive’s schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

7.2 Cooperation. During the Term and thereafter, the Executive shall cooperate fully with any investigation or inquiry by the Company or any governmental or regulatory agency or body, that relates to the Company or its subsidiaries’ or affiliates’ operations during the Term.

7.3 Non-Solicitation or Hire. During the Term and the Restriction Period (as defined below), the Executive shall not (a) directly or indirectly solicit, attempt to solicit or induce (x) any party who is a customer of any of the Keane Companies, who was a customer of any of the Keane Companies at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who was a prospective customer that has been identified and targeted by the Keane Companies immediately prior to the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from any of the Keane Companies on the date the Executive’s employment terminates, or (y) any supplier or prospective supplier to any of the Keane Companies to terminate, reduce or alter negatively its relationship with any of the Keane Companies or in any manner interfere with any agreement or contract between any of the Keane Companies and such supplier or (b) hire or engage any employee of any of the Keane Companies (a “Current Employee”) or any person who was an employee of or consultant to any of the Keane Companies during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) or directly or indirectly solicit or induce a Current or Former Employee to terminate such employee’s employment relationship with any of the Keane Companies in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity.

7.4 Non-Competition. During the Term and the Restriction Period, the Executive shall not, without the Company’s prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of any of the Keane Companies, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by any of the Keane Companies, or any business of which the Keane Companies has specific plans to engage in, on the date of the Executive’s termination of employment (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than one percent (1%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

7.5 Restriction Period. For purposes of this Agreement, “Restriction Period” means the two (2) year period following the Executive’s termination of employment for any reason.

7.6 Property. The Executive acknowledges that all equipment (e.g. cell phone, laptop, printer) provided to him by a Keane Company and all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by a Keane Company (prior to or during the Term) are the sole property of such Keane Company (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of a Keane Company, except in furtherance of his duties under the Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

7.7 Nondisparagement. The Executive agrees that he will not, during the duration of the Term and at any time thereafter, publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning any of the Keane Companies, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. Notwithstanding the foregoing, nothing in this Agreement shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization.

7.8 Disclosure. Prior to commencing subsequent employment at any time during the Restriction Period, the Executive agrees to disclose the provisions of this Section 7 to the Executive’s prospective employer.

7.9 Tolling. The periods during which the covenants set forth in this Section 7 shall survive shall be tolled during (and shall be deemed automatically extended by) any period during which the Executive is in violation of any such covenants, to the extent permitted by applicable law.

8. Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 7 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 7. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 7, except as required by law, the Executive shall not be entitled to any payments set forth in Section 6.2 hereof, other than the Accrued Benefits, if the Executive has breached the covenants applicable to the Executive contained in Section 7, the Executive will immediately return to the Protected Parties any such payments previously received under Section 6.2 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 6.2.

9. Other Provisions.

9.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) business days after the date of mailing or one (1) business day after overnight mail, as follows:

(a) If the Company, to:

Keane Group, Inc.
2121 Sage Rd, Suite 370
Houston, TX 77056
Fax: 1-888-804-2241
Attention: James Stewart

With copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:	Stuart D. Freedman
Telephone:	(212) 756-2000
Fax:	(212) 593-5955

and

Cerberus Capital Management, L.P.
875 Third Avenue
12th Floor
New York, NY 10022
Attention:	Alex Wolf
Mark Neporent
Lisa Gray
Telephone:	(212) 891-2100
Fax:	(212) 891-1540

(b) If the Executive, to the Executive’s home address reflected in the Company’s records.

9.2 Entire Agreement. Except as provided in Section 2, this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and, supersedes all prior agreements, written or oral, with respect thereto.

9.3 Representations and Warranties. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which could arguably, in any way, preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

9.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5 Governing Law, Dispute Resolution and Venue.

(a) This Agreement shall be governed and construed in accordance with the laws of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law.

(b) The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. THE PARTIES AGREE TO WAIVE TRIAL BY JURY.

9.6 Assignability by the Company and the Executive. Except as provided in Section 2, this Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign this Agreement to any successor that continues the business of the Company, including any person or entity that acquires all or substantially all of the assets of the Company.

9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.9 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

9.10 Judicial Modification. If any court determines that any of the covenants in Section 7, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

9.11 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

9.12 Section 409A.

(a) The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Code Section 409A. Any term used in this Agreement which is defined in Code Section 409A or the regulations promulgated thereunder (the “Regulations”) shall have the meaning set forth therein unless otherwise specifically defined herein. Any obligations under this Agreement that arise in connection with Executive’s “termination of employment,” “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of §1.409A-1(h) of the Regulations.

(b) Notwithstanding any other provision of this Agreement, if at the time of the termination of the Executive’s employment, the Executive is a “specified employee,” as defined in Section 409A or the Regulations, and any payments upon such termination under this Agreement hereof will result in additional tax or interest to the Executive under Code Section 409A, he will not be entitled to receive such payments until the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9.12(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) If any expense reimbursement or in-kind benefit provided to the Executive under this Agreement is determined to be “deferred compensation” within the meaning of Section 409A, then such reimbursement or in-kind benefit shall be made or provided in accordance with the requirements of Code Section 409A, including that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than December 31 of the year following the year during which the applicable fees, expenses or other amounts were incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the tenth (10th) anniversary of the Effective Date).

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(e) In addition, if any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall, after consulting with and receiving the approval of the Executive, reform such provision in a manner intended to avoid the incurrence by the Executive of any such additional tax or interest; provided that the Company shall maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest.

9.13 Protected Rights.

(a) The Executive understands that this Agreement does not limit the Executive’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

(b) The Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE:

Name: Paul Debonis

THE COMPANY:

KGH Intermediate Holdco II, LLC

By:
Name:
Title: